EXHIBIT 10.57

Promissory Note

$237,903.00	10% Interest Per Annum

Pursuant to this Promissory Note (“Note”), dated this 8th day of August 2007, Hydrogen Power, Inc., (“HPI”) a corporation, for value received, agrees to pay to Global Hydrofuel Technologies, Inc. (“GHTI”) the sum of two hundred thirty seven thousand and nine hundred three dollars, ($237,903.00) the “principal amount”, together with interest starting August 1, 2007 on the unpaid principal balance at the rate of ten percent (10%) per annum. Payment of interest only is due each month in the amount of $1,982.53. The first interest payment is due September 1, 2007. Subsequent interest payments are due on the 1st day of each succeeding month. The principal amount shall be due on December 15, 2007. This Promissory Note is in consideration for the remaining amount due by HPI in 2007 for license fees due under the Sublicense Agreement and Consent between GHTI and HPI.

This Note may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission.